Exhibit 99.2

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

September 6, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST COMPLETES SALES OF

FIRST PHASE OF INDUSTRIAL PORTFOLIO FOR $235.8 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has completed three separate sale transactions involving an aggregate of approximately 2 million square feet of its industrial portfolio as well as two office assets. The aggregate sales proceeds for the three transactions were $235.8 million.

The first sale transaction included 8880 Gorman Road, Alban Business Center, Dulles South IV, Fullerton Business Center, and Hampton Overlook. The second transaction included NVIP I and Pickett Industrial Park. The third transaction included 270 Technology Park, 8900 Telegraph Road, 9950 Business Parkway, Albemarle Point, Fullerton Industrial Center, Hampton South, and Sully Square, as well as the Albemarle Point and Crescent office buildings. The buyers are affiliates of a joint venture between AREA Property Partners (AREA) and the Adler Group (Adler).

As previously announced, WRIT’s remaining industrial properties are also under two additional contracts with AREA/Adler and are projected to close as follows: Northern Virginia Industrial Park II on or about October 3, 2011 for approximately $44.5 million, and 6100 Columbia Park Road and Dulles Business Park on or about November 1, 2011 for approximately $69.7 million.

“Completing this first phase of our industrial portfolio disposition provides WRIT the flexibility to invest in assets that better fit our long term strategy of acquiring properties inside the Beltway, near major transportation nodes and in areas with strong employment drivers and superior growth demographics. We look forward to executing the two remaining industrial sales transactions in the coming months,” stated George F. “Skip” McKenzie, President and Chief Executive Officer of WRIT.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 74 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 74 properties consist of 26 office properties, 3 industrial/flex properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and second quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.